www.genpt.com

News Release

January 4, 2022

FOR IMMEDIATE RELEASEb

Genuine Parts Company Completes Acquisition of Kaman Distribution Group, Creating a Premier Leader in Industrial Solutions

ATLANTA, GA -- Genuine Parts Company (NYSE: GPC) (“GPC”), a leading distributor of automotive and industrial replacement parts, announced today that its wholly-owned subsidiary, Motion Industries, Inc. (“Motion”) has completed the purchase of Kaman Distribution Group (“KDG”) for a purchase price of approximately $1.3 billion in cash, effective January 3, 2022.

KDG is a leading power transmission, automation and fluid power industrial distributor and solutions provider with operations throughout the U.S., providing electro-mechanical products, bearings, power transmission, motion control and electrical and fluid power components to MRO and OEM customers. Headquartered in Bloomfield, CT, KDG’s 1,700 employees serve more than 50,000 customers.

"We are delighted to announce the completion of this strategic acquisition, creating significant opportunities for our customers, suppliers, teammates and shareholders," said Paul Donahue, Chairman and Chief Executive Officer of GPC. “We welcome the KDG team to the GPC family and look forward to their contributions to the ongoing success of our business. The future of our Motion team, led by Randy Breaux, is very bright as we bring together the world-class talent and industrial expertise of these two organizations, creating a premier leader in industrial solutions.”

About Genuine Parts Company
Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The Company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the United Kingdom, Ireland, Germany, Poland, the Netherlands and Belgium. The Company's Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the Company serves its global customers from an extensive network of more than 10,000 locations in 15 countries. Genuine Parts Company had 2020 revenues of $16.5 billion. Further information is available at www.genpt.com.

About Motion
With annual sales of over $6 billion, Motion is a leading industrial distributor of more than 10 million items, including, bearings; mechanical power transmission products; electrical and industrial automation components; hose, belting, and gaskets; hydraulic and pneumatic components; process pumps; industrial and safety products; seals and accessories; and material handling products and solutions. To increase customers’ productivity, the Company offers many valued-added services, including engineering, fabrication, repair, and Industry 4.0 solutions across these product groups. In addition, Mi Automation Solutions and Mi Conveyance Solutions were formed to offer a wide range of specialized, related products and innovative solutions for many applications.

Motion North America has over 600 locations, including 25 distribution centers, and Mi Asia Pacific has nearly 150 locations, including eight distribution centers in Australasia. With approximately 9,000 employees, Motion serves more than 170,000 customers in the equipment and machinery, food and beverage, pulp and paper, iron and steel, chemical, mining and aggregate, petrochemical, automotive, semiconductor, wood and lumber, medical and pharmaceutical industries.

Motion is a wholly owned subsidiary of Genuine Parts Company (NYSE: GPC). Visit our website at www.Motion.com.

About Kaman Distribution Group
Headquartered in Bloomfield, Connecticut, KDG is a leading national distributor of highly engineered products and provider of related services with approximately 220 locations across the United States and Puerto Rico. Established in 1971, KDG’s technical salesforce has been servicing its customers for over 50 years, providing components and systems for a broad range of applications, along with value-added automation, engineering and integration services. For more information about KDG, visit ec.kamandirect.com/storeus/kamandistribution.

GPC Investor contact:	GPC Media contact:
Sid Jones 678.934.5628	Heather Ross 678.934.5220
Senior Vice President, Investor Relations	Senior Director, Strategic Communications

Source: Genuine Parts Company